Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP REPORTS FIRST

QUARTER 2008 OPERATING RESULTS

- Record Net Revenue, Broadcast Cash Flow

and EBITDA Meet Company Guidance -

Irving, TX – May 7, 2008 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported financial results for the first quarter ended March 31, 2008.

Summary 2008 First Quarter Highlights:

Net revenue for the quarter ended March 31, 2008 grew 2.6% to $63.7 million compared to $62.1 million in the first quarter of 2007.

Loss from operations was $0.1 million for the three months ended March 31, 2008 compared with income from operations of $6.1 million in the quarter ended March 31, 2007. During the quarter ended March 31, 2008, the Company recorded a one-time, pre-tax, non-cash contract termination charge of $7.2 million related to the Company’s change in national sales representation firms at 24 of its television stations. Excluding the impact of the 2008 first quarter non-cash charge, the Company’s income from operations totaled $7.1 million, representing an increase of $1.0 million, or 16.4% over income from operations in the quarter ended March 31, 2007.

Broadcast cash flow totaled $21.3 million in the first quarter of 2008 compared with $20.8 million for the same period in 2007. EBITDA totaled $18.1 million for the first quarter of 2008, compared to $17.7 million in the first quarter of 2007. Free cash flow was $4.3 million in the first quarter of 2008, compared with $2.0 million in the first quarter of 2007.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The first quarter results indicate that Nexstar continues to outperform the industry and is on plan to generate record setting operating results in 2008. The Company’s financial results throughout the year will benefit from several visible growth drivers. We expect to garner strong shares of political advertising, further grow our high margin retransmission revenue stream and realize a full year benefit of last year’s re-launch of our TV station websites into community portals.

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 2

“Nexstar’s 2008 first quarter revenue, BCF, EBITDA and free cash flow exceeded last year’s first quarter levels and are in line with the guidance range we provided at the time we reported our 2007 fourth quarter results. Increases in local, political, new media and retransmission consent revenues overcame declines in national, network compensation and trade and barter revenues. The $63.7 million of Q1 2008 net revenue reflects approximately $1.8 million of net political advertising revenue and compares with $62.1 million of net revenue in last year’s first quarter, which included approximately $340,000 of net political ad revenue.

“First quarter 2008 retransmission consent revenue grew 18% to $4.6 million and we generated $2.0 million in new media revenue compared to $250,000 in Q1 ‘07. For the full year, we expect these recently launched revenue sources to account for approximately $30.0 million in total revenue a 35% increase compared with their total contributions in 2007.

“Throughout 2008 we’ll apply free cash to complete our digital television cap ex program and to reduce debt. We view our projected 2008 digital television cap ex spending of approximately $30 million as one-time in nature so ‘09 free cash flow will benefit materially from the conclusion of the program. We expect to end ‘08 with the lowest debt leverage ratio in the Company’s history.”

Outstanding Debt

The Company’s total net debt at March 31, 2008 was $670.4 million, compared to $665.0 million at December 31, 2007. The total debt figures include the Company’s 11.375% notes, which accreted to $130 million at March 31, 2008.

As defined in the Company’s credit agreement, consolidated total net debt was $583.9 million at March 31, 2008. The Company’s total leverage ratio at March 31, 2008 was 6.47x compared to a permitted leverage covenant of 6.75x.

The Company projects that its total debt leverage ratio at year-end 2008 will be less than 5.5x compared to its permitted leverage covenant of 6.50x at December 31, 2008.

Total interest expense in the first quarter of 2008 was $14.0 million, compared to $13.7 million for the same period in 2007. Cash interest expense for the first quarter of 2008 was $10.1 million, compared to $10.3 million for the same period in 2007. Cash interest expense excludes non-cash interest expense related to amortization of debt financing costs and accretion of the discount on Nexstar’s 11.375% senior discount notes and 7% senior subordinated notes.

On April 1, 2008, Nexstar redeemed a principal amount of approximately $46.9 million of 11.375% notes outstanding sufficient to ensure that the 11.375% notes would not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code. This principal payment was funded with cash generated from operations and from borrowings under its senior secured credit facility.

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 3

Summary 2008 Second Quarter Outlook

Nexstar today issued the outlook below for the three-month period ending June 30, 2008.

(in millions)	Three Months Ended June 30,
	2008 Estimate	2007 Actual	Approximate Change
Net Revenue	$69.5 - $71.5	$68.7	1.2% - 4.1%
Station Operating Expenses	$42.5 - $43.5	$41.9	1.4% - 3.8%
Corporate Overhead	$3.2 - $ 3.4	$3.2	0% - 6.3%

Net revenue is comprised of gross local, national and political advertising revenue, revenue related to retransmission agreements, new media, trade and barter revenue, and other sources of revenue, less agency commissions.

Station operating expenses include the direct expenses, trade and barter expense and program amortization costs associated with the operation of the Company’s television stations.

The Company’s financial outlook for the quarter ended June 30, 2008 is subject to, and could be affected by: economic developments, regulatory developments, the timing of any investments, dispositions or other transactions, and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. EDT today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 800/942-2493 (212/231-2904 for international callers); no access code is needed. A replay of the call will be available through May 12, 2008 by dialing 800/633-8284 (402/977-9140 for International callers) and entering access code (21381817).

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations plus corporate expenses, plus non-cash contract termination fees, depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

EBITDA is calculated as broadcast cash flow less corporate expenses.

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 4

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange, loss (gain) on asset disposal, net, non-cash stock option expense and non-cash contract termination fees, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Total net debt is calculated as total outstanding debt less cash on hand.

Broadcast cash flow, EBITDA, free cash flow and net debt results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 50 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 8.25% of all U.S. television households.

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 5

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Matthew E. Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 6

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Net revenue (1)	$63,712	$62,054

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	18,076	16,848
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	17,662	17,252
Non-cash contract termination fees (2)	7,167	—
Gain on asset exchange	(850)	—
Loss (gain) on asset disposal, net	35	152
Trade and barter expense	4,509	4,938
Corporate expenses	3,223	3,046
Amortization of broadcast rights, excluding barter	2,246	2,262
Amortization of intangible assets	6,485	6,465
Depreciation	5,220	4,988

Total operating expenses (2)	63,773	55,951

Income (loss) from operations (2)	(61)	6,103
Interest expense, including amortization of debt financing costs	(13,989)	(13,720)
Interest and other income	401	116

Loss before income taxes (2)	(13,649)	(7,501)
Income tax expense	(1,679)	(1,532)

Net loss (2)	$(15,328)	$(9,033)

Basic and diluted net loss per share (2)	$(0.54)	$(0.32)
Basic and diluted weighted average number of shares outstanding	$28,418	28,393

(1)	Includes total retransmission consent compensation and retransmission advertising of approximately $4.6 million and $3.9 million for the three months ended March 31, 2008 and 2007, respectively.
(2)	In the three months ended March 31, 2008 the Company recorded a one-time, pre-tax, non-cash charge of $7.2 million related to a contract termination. Excluding the impact of the 2008 first quarter non-cash charge, the Company’s income from operations totaled $7.1 million, loss before income taxes was $6.5 million, net loss was $8.2 million and basic and diluted net loss per share was $0.29.

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Nexstar Broadcasting Group Q1 2008 Results, 5/7/08	page 7

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Income (loss) from operations	$(61)	$6,103
Add:
Depreciation	5,220	4,988
Amortization of intangible assets	6,485	6,465
Amortization of broadcast rights, excluding barter	2,246	2,262
Gain on asset exchange	(850)	—
Loss (gain) on asset disposal, net	35	152
Corporate expenses	3,223	3,046
Non-cash contract termination fees	7,167	—

Less:
Payments for broadcast rights	2,141	2,254

Broadcast cash flow	$21,324	$20,762

Less:
Corporate expenses	3,223	3,046

EBITDA	$18,101	$17,716

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Income (loss) from operations	$(61)	$6,103
Add:
Depreciation	5,220	4,988
Amortization of intangible assets	6,485	6,465
Amortization of broadcast rights, excluding barter	2,246	2,262
Gain on asset exchange	(850)	—
Loss (gain) on asset disposal, net	35	152
Non-cash stock option expense	647	471
Non-cash contract termination fees	7,167	—

Less:
Payments for broadcast rights	2,141	2,254
Cash interest expense	10,116	10,338
Capital expenditures	4,246	5,858
Cash income taxes, net of refunds	44	—

Free cash flow	$4,342	$1,991

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